As filed with the Securities and Exchange Commission on June 16, 1997

                           Registration No. 333-05366

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            U.S. WIRELESS CORPORATION
               (Exact name of Registrant as specified in Charter)


Delaware                                     13-3704059
(State of                                    I.R.S. employer
Incorporation)                               identification No.

                          2694 Bishop Drive, Suite 213
                           San Ramon, California 94583
               (Address and telephone number of Principal Offices)

                 Dr. Oliver Hilsenrath, Chief Executive Officer
                          2694 Bishop Drive, Suite 213
                              San Ramon, California
                                 (510) 830-8801
            (Name, Address and Telephone Number of Agent for Service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

     If any of the securities being registered on this Form S-3 are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of a prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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         U.S.  Wireless   Corporation   (formerly   American  Toys,  Inc.)  (the
"Company") filed a Registration Statement on Form S-8 dated July 23, 1996 registering the sale of 3,250,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock") of the Company underlying options granted pursuant to an employment agreement. The options have been exercised in full and 3,250,000 shares issued. Of such shares 1,000,000 shares have been re-sold. The Company hereby requests the termination of the S-8 registration statement and thereby deregisters the remaining 2,250,000 shares previously registered for sale.



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                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 16th day of June, 1997.

                                                       U.S. WIRELESS CORPORATION


                                                   By: \s\ Dr. Oliver Hilsenrath
                                          Dr. Oliver Hilsenrath, Chief Executive
                                                           Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




\s\ Dr. Oliver Hilsenrath                                   Chief Executive Officer,             06/16/97
Dr. Oliver Hilsenrath                                       President and Director               Date

\s\ Regina Gindin                                           Director                             06/16/97
Regina Gindin                                                                                    Date

\s\ David Tamir                                             Director                             06/16/97
David Tamir                                                                                      Date

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